Exhibit 2.2

AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is dated as of June 17, 2011 (this “Amendment”), and is by and among REYNOLDS GROUP HOLDINGS LIMITED, a company organized under the laws of New Zealand (“Parent”), BUCEPHALAS ACQUISITION CORP., a Delaware corporation and indirect wholly-owned Subsidiary of Parent (“Sub”), and GRAHAM PACKAGING COMPANY INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, the parties entered into that certain Agreement and Plan of Merger, dated as of June 17, 2011 (the “Merger Agreement”);

WHEREAS, the parties desire to amend the Merger Agreement to reflect certain items described herein;

WHEREAS, Section 7.04 of the Merger Agreement provides, among other things, that the Merger Agreement may be amended by the parties thereto at any time by an instrument in writing signed on behalf of each of the parties thereto; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and the Merger Agreement, and subject to the conditions set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1.	The first sentence of Section 2.01(c)(i) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (1) shares to be canceled in accordance with Section 2.01(b) and (2) any Dissenting Shares) shall be converted into the right to receive $25.50 in cash, without interest (the “Merger Consideration”).”

2.	Section 5.01(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Immediately after the execution of this Agreement, the Company shall submit the form of irrevocable consents necessary to secure the Company Stockholder Approval in lieu of calling a meeting of the Company’s stockholders to the Blackstone Entities, in the form previously agreed upon by Parent and the Company and attached as Exhibit B hereto (the “Stockholders Written Consents”). As soon as practicable after the duly executed Stockholder Written Consents are received by the Company, the Company will provide Parent with a facsimile copy of the Stockholders Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders Written Consents are not executed and such facsimile copy is not delivered to Parent by 5:00 a.m. New York time on June 17, 2011, Parent shall have the right to terminate this Agreement as set forth in Section 7.01(g). In connection with the Stockholders Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262, the Company Certificate and the Company Bylaws, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of the NYSE.”

3.	Section 7.01(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“by Parent, if the Stockholders Written Consents representing the Company Stockholder Approval have not been executed and delivered to Parent and the Company 5:00 a.m. New York time on June 17, 2011 (the expiration of such time, the “Failure to Deliver Stockholder Written Consents”), provided, that, if Parent has not terminated this Agreement pursuant to this Section 7.01(g) within five Business Days of the Failure to Deliver Stockholder Written Consents, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 7.01(g).”

4.	The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.

5.	This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

6.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

REYNOLDS GROUP HOLDINGS LIMITED

By:	/s/ Graeme Richard Hart
Name:	Graeme Richard Hart
Title:	Director

BUCEPHALAS ACQUISITION CORP.

By:	/s/ Helen Golding
Name:	Helen Golding
Title:	Secretary

GRAHAM PACKAGING COMPANY INC.

By:	/s/ David W. Bullock
Name:	David W. Bullock
Title:	Chief Financial Officer

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